                                                                   Exhibit 10.28
                               SERVICES AGREEMENT
                               ------------------


THIS AGREEMENT, entered into and effective as of May 1, 1997, (the "Effective Date") is by and between Information Technologies of America, a division of Sony Electronics Inc., with offices at 3300 Zanker Road, San Jose, CA 95134 ("Sony"), and Intek Information Inc. with an address at 370 Seventeenth Street, Suite 3950, Denver, Colorado 80202 ("Vendor").

                                  WITNESSETH:

Background. Sony wishes to engage Vendor to perform certain services as more particularly described in Exhibit A, attached to and made a part of this Agreement, as well as such other additional and/or modified Services on projects that may, from time to time be assigned by Sony to and accepted by Vendor pursuant to the procedures provided herein (the "Services"). Vendor desires to perform the Services for Sony in such capacity and represents that it possesses the skills and expertise required to perform the Services.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinabove and hereinafter set forth, the parties hereby agree as follows:

1.   SERVICES / SCHEDULE

     A. Sony hereby engages Vendor to perform the Services as described in Exhibit A or as from time to time may be assigned pursuant to Paragraph 1.B. Vendor agrees to perform the Services in accordance with the highest professional standards applicable to the performance of like services. Without in any manner prejudicing the right of Sony to claim that any other breach or default of this Agreement on the part of Vendor constitutes a material breach or default, it is understood and agreed that, except as provided under Paragraph 1.D below, the failure of Vendor to perform the Services in any material respects at the times and in the manner specified shall constitute a material breach and default of this Agreement on the part of Vendor.

     B. Sony may, from time to time, request that Vendor perform additional services ("Additional Services"). If Vendor accepts such assignments, the parties shall agree to the parameters of the Additional Services to be undertaken by executing an Additional Work Authorization in the form of Exhibit B, attached to and made a part of this Agreement. The Additional Services shall be considered Services under this Agreement, and shall be performed in accordance with and subject to the terms and conditions of this Agreement and the Additional Work Authorization specifying the Services to be performed.

     C. Sony may periodically request reasonable written reports concerning Vendor's progress, project status, billing data, and other matters pertaining to the Services, and Vendor shall promptly provide such reports to Sony at no additional charge.

     D. In the event delay is caused by circumstances beyond either party's control, including but not limited to fire, strike, war, riots, acts of God and/or acts of civil or military authority, the time limitation in Paragraph 1.A above shall be extended to provide for such delay. Immediately upon such an occurrence, the parties shall enter into good faith discussions as to mutually acceptable adjustments to or alternate methods of proceeding with the affected Services, and the impact, if any, on project schedules. If any such delay continues for a period beyond 30 days, and the parties are unable to agree to an acceptable adjustments to or alternate methods of proceeding with the affected Services, then either party may terminate any or all of the affected Services and/or this Agreement. It is understood and agreed by the parties that this
Section 1.D shall apply if a labor and/or equipment shortage is caused by a requirement by Sony with notice of less than sixty (60) days which would require substantial hiring and/or equipment acquisition.

     E. Sony shall respond to Vendor inquiries in an expeditious manner to promote the efficient and effective performance of the Services.

2.   COMPENSATION / EXPENSES

     A. As full and complete consideration for the Services to be performed by Vendor, Sony agrees to pay Vendor total fees (hereinafter called the "Fees") in accordance with this Paragraph 2, inclusive of any and all taxes on the Services which are Vendors complete responsibility (but which in any case are exclusive of taxes based on Sony's income or property taxes on Sony owned, leased or licensed assets). For the Services to be provided under Exhibit A, the Fees shall be as set forth in Exhibit A. For any Additional Services pursuant to Paragraph 1.B above, the Fees shall be agreed upon prior to the initiation of such Additional Services and set forth in the Additional Work Authorization as provided in Paragraphs 1.B above. Vendor shall only be compensated for Additional Services pursuant to executed Additional Work Authorizations as provided in this Agreement. Any work which is not so executed and documented shall not be entitled to compensation under any legal theory and Vendor hereby waives any compensation for such additional and/or modified work. Payment of the Fees shall be subject to performance of the Services as provided herein.

     B. The Fees shall include all sums due and owing of every kind and description including but not limited to mileage, stationery, and special services such as typing, duplicating costs and mailing expenses. Unless these costs are specifically agreed to as a separate reimbursable expense item on Exhibit A or in an Additional Work Authorization, Sony will not pay Vendor therefor. However, it is understood and agreed by the parties that Fees as used in this Agreement do not include telecommunications expenses including, but not limited to, set-up fees, installation fees, taxes on phone services provided on behalf of Sony, monthly telephone fees for numbers utilized by Vendor in performing the Services, 800 and 900 number charges, line charges and TI charges. Whenever possible such charges shall be billed directly to Sony.

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

     C. Vendor represents to Sony that Vendor shall employ good faith efforts to maintain rates that are the same as or no higher than those charged to other clients of Vendor for the performance of like services.


     D. Unless otherwise specified in Exhibit A or in an Additional Work Authorization, Invoices are to be submitted monthly and, subject to the terms of this Agreement, are payable by Sony within thirty (30) days of receipt thereof by Sony. The parties agree that payment for Services rendered between the Effective Date and December 31, 1997 has been made in full. Payment for Services rendered from January 1, 1998 to September 30, 1998 and property documented by Vendor shall be made by October 30, 1998.

     E. Vendor shall maintain complete and accurate accounting records, and shall retain such records for a period of two (2) years following the date of the invoice to which they relate. Sony shall have the right, upon reasonable notice, to audit at any time up to one (1) year after payment of an invoice, Vendor's records relating to the Fees and expenses billed to Sony in connection with the Services rendered under this Agreement. Sony will attempt to minimize any disruption to Vendor's business caused by the audit.

     F. In the event Vendor determines that it has any inquiries, problems or believes there are errors or discrepancies with respect to any amounts due pursuant to this Agreement, Vendor agrees to give Sony written notice thereof within one (1) year from the date that the work which gave rise to the inquiry, problem and/or discrepancy, etc. was performed. Vendor's failure to give Sony such notice shall constitute a waiver of any and all rights which Vendor may have to any adjustment, charge or reimbursement by reason thereof.

3.   PROPRIETARY RIGHTS / CONFIDENTIALITY/ EXPORT CONSIDERATIONS

     A. Vendor and Sony hereby represent and warrant to one another that their respective activities in connection with the performance of the Services hereunder will not violate any proprietary rights of third parties, including, without limitation, patents, copyrights, or trade secrets, and that neither party's activities in connection with the performance of the Services hereunder will violate any contractual obligations or confidential relationships which either Vendor or Sony may have to/with any third party.

     B. Vendor agrees to hold in trust and confidence all of the information regarding Sony's business, Sony's customers, the Services performed hereunder and the results thereof (i) disclosed by Sony, its agents or employees to Vendor hereunder; (ii) obtained from Sony or otherwise learned as a result of the Services performed hereunder; and/or (iii) used as a basis for and/or contained in any reports prepared by Vendor for Sony hereunder (all of which shall be called the "Confidential Information").

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

     C. Sony agrees to hold in trust and confidence all information marked as Confidential Information regarding Vendor's business, methods, processes, the Services performed hereunder and the results thereof (i) disclosed by Vendor, its agents or employees to Sony hereunder, (ii) obtained from Vendor or otherwise learned as a result of the Services performed hereunder; and/or (ii) used as a basis for and/or contained in any reports prepared by Vendor for Sony hereunder (all of which shall be included as Confidential Information). In addition, any and all information regarding the architecture and use of Telweb and the networking arrangements supporting the Services shall be considered Confidential Information without being so marked.

     D. The existence and substance of this agreement shall be included as Confidential Information. Neither Sony nor Vendor will disclose all or any part of the Confidential Information to any third party not associated with the performance of the Services hereunder. Neither Sony nor Vendor shall make any press release regarding the existence of this Agreement without the prior written consent of the other party; provided, however, that Vendor may use Sony's name as a reference and on Vendor's client lists. Notwithstanding the foregoing, Vendor may disclose the terms hereof on a confidential basis to its advisors and lenders.

     E. It is understood, however, that the restrictions in this Paragraph 3, shall not apply to any portion of the Confidential Information which Sony or Vendor can clearly demonstrate falls within any of the following categories: (i) Confidential Information that as of the time of disclosure to Sony or Vendor respectively, was already known to Sony or Vendor without obligation of confidentiality, as demonstrated by appropriate documentary evidence antedating the relationship between Vendor and Sony; or (ii) Confidential Information obtained after the date hereof by Sony or Vendor from a third party which is lawfully in possession of such information and not in violation of any contractual or legal obligation to Vendor or Sony respectively with respect to such information; or (iii) Confidential Information which is or becomes part of the public domain through no fault of Sony or Vendor or their respective employees; (or) Confidential Information which Sony or Vendor is required to disclose by applicable law, rule, regulation or order.

     F. Each party agrees to restrict access to all of the Confidential Information within its company to only such limited group of authorized employees or independent contractors who (i) require such information in connection with their activities as contemplated by this Agreement, and (ii) have agreed in writing to maintain the confidential nature of all proprietary information including that of third parties received by them in the course of their employment or engagement.

     G. All written materials relating to or containing the Confidential Information shall be maintained in a secure area and plainly marked to indicate the secret and confidential nature thereof and to prevent unauthorized use or reproduction thereof.

     H. Disclosure of Confidential Information to Vendor hereunder shall not constitute any option, grant or license to Vendor under any patent or other rights now or hereinafter held by Sony, its subsidiaries, or any of its affiliated companies.

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

     I. Upon termination of this Agreement, or earlier upon Vendor or Sony's request, Sony or Vendor respectively shall deliver all items containing any Confidential Information to Sony or Vendor respectively or make such other disposition thereof as the requesting party may direct.

     J. In order to enable Sony to disclose technology or software to Vendor in conformity with the requirements of Part 740.3 (d) of the U.S. Department of Commerce's Export Administration Regulations, Vendor hereby gives assurance to Sony that it will not, without a license or a License Exception from the U. S. Department of Commerce's Bureau of Export Administration, reexport or release the technology and/or software, including source code, to any one of the countries listed in Country Groups D:l or E:2 of Supplement No. 1 to Part 740 of the Export Administration Regulations or to a national of any one of those countries. Such countries are currently: Albania, Armenia, Azerbajian, Belarus, Bulgaria, Cambodia, the People's Republic of China, Cuba, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, Romania, Russia, Tajikstan, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

     K. Sony will not solicit for employment any employee of Vendor or its affiliates directly involved in the Services identified to Sony in writing, or induce any such employee or contractor of Vendor to leave the employment of or terminate the contractor relationship with, Vendor or its affiliates, or assist or encourage any other person to do so, during the term of this Agreement and for a period of one (1) year thereafter without the prior written consent of Vendor.

     L. This Paragraph 3 shall survive termination or expiration of this Agreement.

4.   OWNERSHIP OF DATA DERIVED

     A. As part of this Agreement, and without additional compensation, Vendor acknowledges and agrees that all right, title and interest (including, without limitation, patents and copyrights) in any and all Data as defined below shall vest exclusively in Sony. Data shall be defined as the business plan, marketing plan, customer lists, historical customer data and/or other data compiled by Vendor relating to Sony products and/or customers, Sony product and service information, scripts, and call guides used in connection with the performance of Services hereunder. Vendor without further compensation therefor does hereby irrevocably assign, transfer and convey in perpetuity to Sony and its successors and assigns the entire worldwide right, title, and interest in and to the Data including, without limitation, all patent rights, copyrights, mask work rights, trade secret rights and other proprietary rights therein. Such assignment includes the transfer and assignment to Sony and its successors and assigns of any and all moral rights which Vendor may have in the Data. Vendor acknowledges and understands that moral rights include the right of an author: to be known as the author of a work; to prevent others from being named as the author of a work; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author's work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author's name in such a way as to reflect on his/her professional standing. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed by the parties that any and all right, title an interest in Vendor's proprietary software known as Telweb remains with Vendor.

     B. All data, business plans and information, specifications, drawings, or other property indicated on Attachment 3A shall remain the exclusive property of Sony. Vendor agrees that such Sony property will be used for no purpose other than for work for Sony under this Agreement. Vendor shall be responsible for the safekeeping of all such property. All telephone numbers (including 800 and 900 numbers), web addresses and other locator information used as part of the Services shall be the property of Sony. Any hardware or software supplied by Sony shall remain the property of Sony, and Vendor agrees to execute Sony's standard loan agreement for any such property.

     C. Vendor agrees that without further remuneration (except out-of-pocket expenses) and whether or not this Agreement is in effect, Vendor will, at Sony's request execute and deliver any documents and give all reasonable assistance which may be essential or desirable to secure to, assign, and vest in Sony the sole and exclusive right, title, and interest in and to the Data and items listed on Attachment 3A.

     D. Sony hereby grants Vendor a perpetual, non-terminable, world wide royalty-free license to such elements of the Data that are both generic in nature and necessary for the normal operation of Vendor's business (as such business is presently conducted or may be conducted). Any Data setting forth Sony customer or other Sony database information, or other proprietary information reasonably designated by Sony as confidential, is specifically excluded from this license. THE DATA LICENSED BY SONY IS LICENSED AS IS, WITHOUT WARRANTY OF ANY KIND. SONY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND/OR FITNESS FOR A PARTICULAR PURPOSE.

5.   INDEMNIFICATION

     A. Vendor shall indemnify, defend and hold Sony, its affiliates, and their respective officers, directors, and employees, harmless from and against any and all claims, demands, liabilities, loss, damages, expenses, proceedings, actions or causes of action or government inquiries, including attorneys' fees and expenses and costs, arising out of or connected with (i) personal injury or property damage to the extent such injury and/or damage results from the negligence or willful misconduct of Vendor or its employees, agents, or subcontractors, (ii) Vendor's breach of contract, services or obligations under this Agreement (iii) third party claims of negligence, invasion of privacy, mental distress, defamation or any other claim or cause of action based upon the acts and/or omissions of the agents, employees or subcontractors of Vendor. Vendor shall have no such obligation (x) if the matter is based on the accuracy and/or truthfulness of scripts, policies or instructions provided (or scripts approved) by Sony, (y) for any goods or services provided or to be

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

provided by Sony, its agents or contracts, or (z) for goods or services designated by Sony to be used by Vendor.

     B. Sony shall indemnify, defend and hold Vendor, its affiliates, and their respective officers, directors and employees, harmless from and against any and all claims, demands, liabilities, loss, damages, expenses, proceedings, actions or causes of action or government inquiries, including attorneys' fees and expenses and costs, arising out of or connected with (i) personal injury or property damage to the extent such injury and/or damage results from the negligence or willful misconduct of Sony or its employees, agents or subcontractors, (ii) Sony's breach of contract, services or obligations under this Agreement and/or (iii) third party claims of negligence, products liability, consumer credit, consumer fraud, deceptive trade practices or any other claim or cause of action based upon the policies, acts and/or omissions of the agents, employees or subcontractors of Sony other than Vendor. It is understood and agreed by the parties that Vendor shall have no obligation to evaluate and/or verify that Sony is in compliance with laws relating to consumer credit, consumer fraud, deceptive trade practices or other similar matters and that Vendor may rely upon Sony's representation, hereby made, that Sony is in compliance to the best of its knowledge.

     C.   Any party seeking defense and indemnification under this Section shall
(i) give the indemnifying party prompt written notice of the claim for which defense and indemnification is sought, (ii) give the indemnifying party control over the defense and any compromise or settlement of the claim, except the party being defended and indemnified shall have the right to approve the selection of counsel, which approval shall not be unreasonably withheld; (iii) cooperate with the indemnifying party in connection with the defense, compromise and settlement of the claim; and (iv) provide, at the indemnifying party's expense, such assistance in the defense, compromise and settlement of the claim as the indemnifying party may reasonably request. The obligations described in this Paragraph 5 shall survive the termination/expiration of this Agreement.

6.   INSURANCE

     A. Simultaneously with execution of this Agreement, Vendor shall furnish to Sony an insurance certificate evidencing that it maintains, with insurance companies with a Best's rating of B+ or above, and naming Sony as an additional insured, the following coverages: (i) Worker's Compensation and Employer's Liability, with minimum statutory limits; and (ii) General Liability, with minimum limits of $1,000,000.00 per occurrence for bodily injury, death, or property damage.

     B. The Certificate required pursuant to Paragraph 6.A above shall specify date(s) when such insurance expires and shall further provide for thirty (30) days' prior notification to Sony of cancellation or material change in coverage, and renewal certificates shall be in Sony's possession prior to the expiration dates of all policies noted therein.

7.   TERM, TERMINATION AND CANCELLATION

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

     A. This Agreement shall commence on the Effective Date and thereafter shall remain in effect (unless and until terminated as set forth in this Paragraph 7) until all duties and obligations of the parties have been discharged, but in any event shall expire on March 31, 1999.

     B. Either party may terminate this Agreement, effective upon delivery of written notice of termination, if the other party materially breached this Agreement and does not correct such material breach within thirty (30) days after receiving written notice of such material breach.

     C. Upon expiration of the cure period and termination of this Agreement, either party shall deliver to the other party all items requested containing any Confidential Information as described under Paragraph 3 above and/or Data as described under Paragraph 4 above, or make such other reasonable disposition thereof as the requesting party may direct in writing.

8.   INDEPENDENT CONTRACTOR

     A. It is understood and agreed that in performing the Services for Sony hereunder, Vendor shall act in the capacity of an independent contractor and not as an employee or agent of Sony except to the extent that Vendor is specifically required to do so under this Agreement. Vendor agrees that unless otherwise instructed in writing it shall not represent itself as the agent or legal representative of Sony for any purpose whatsoever except to the extent that Vendor is specifically required to do so under this Agreement. Vendor shall be solely responsible for the remuneration of and the payment of any and all taxes with respect to its employees and contractors and any claims with respect thereto and shall be solely responsible for the withholding and payment of all federal, state and local income taxes as well as all FICA and FUTA taxes applicable to it, or its employees. Vendor acknowledges that as an independent contractor, neither it nor any of its employees or contractors shall be eligible for any Sony employee benefits, including, but not limited to, vacation, medical, dental or pension benefits.

     B. Vendor agrees to indemnify Sony for and hold it harmless from any and all taxes which Sony may have to pay and any and all liabilities (including, but not limited to, judgements, penalties, fines, interest, damages, costs and expenses, including reasonable attomey's fees) which may be obtained against, imposed upon or suffered by Sony or which Sony may incur by reason of Vendor's failure to deduct and withhold from the compensation payable hereunder any amounts required or permitted to be deducted and withheld from the compensation of an individual under the provisions of any statutes heretofore or hereafter enacted or amended requiring the withholding of any amount from the compensation of an individual.

     C. Notwithstanding any other provisions of this Agreement, if it should be determined that Sony is legally required to make deductions from any amounts owed to Vendor under this Agreement (e.g., withholding taxes, social security contributions, etc.), Sony shall have the right to do so after providing Vendor with thirty (30) days prior written notice.

9.   LIMITATION OF LIABILITY

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

     Under no circumstances shall either party be liable to the other for any punitive or indirect loss or damage whether or not such loss or damage is caused by the fault or negligence of such party, its employees, agents or contractors. This exclusion is not intended to apply to:

     (i) loss or damage incidental to a default, termination, suspension or defect in Vendor's services such as, but not limited to, additional managerial and administrative costs and expenses incurred in effecting a cover under a Vendor default;

     (ii) loss or damage to property or personal injuries (including death) directly caused by Vendor's or Sony's negligence.

10.  NOTICES

     Except as otherwise provided herein, to be effective, all communications and notices relating to this Agreement are to be sent by first class mail, postage prepaid (effective three (3) days after postmark date) or delivered personally or by telecopy/fax (with a first class mail, postage prepaid confirmation) to the respective addresses set forth in the opening paragraph hereof (in the case of notices to Sony, with a copy to: Law Department, Mail Drop 2A8, at such address, and in the case of Vendor addressed ("Attn. President"), or to such other addresses as either party shall designate by notice given as aforesaid.

11.  GENERAL

     A. If Vendor's employees are working on the premises of Sony, Vendor's employees shall observe the working hours, working rules and security procedures established by Sony.

     B. If Sony's employees are working on the premises of Vendor, Sony's employees shall observe the working hours, working rules and security procedures established by Vendor.

     C. Neither party may assign this Agreement, provided however, it is understood and agreed by the parties that there is a possibility that the Vendor, as an entire business unit, could be purchased by another company. In the event that such purchase as an entire business unit becomes probable, Vendor shall promptly notify Sony. Sony shall have the right to immediately terminate this Agreement after any such purchase of Vendor at any time the senior management of Vendor as of the Effective Date is no longer directly involved in making the strategic or operational business decisions for the new entity affecting Sony.

     D. Either party's waiver of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit or waive such party's right thereafter to enforce and compel strict compliance with every term and condition thereof.

     E. This Agreement shall be deemed to have been made and executed in the State of California and any dispute arising hereunder shall be resolved in accordance with the laws of

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

California. The parties hereby consent to and submit to the jurisdiction of the federal and state courts located in the State of California, and any action or suit under this Agreement shall only be brought by the parties in any federal or state court with appropriate jurisdiction over the subject matter established or sitting in the State of California. The parties shall not raise in connection therewith, and hereby waive, trial by jury and/or any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action or suit brought in the State of California. THE PARTIES HEREBY WAIVE TRIAL BY JURY WITH RESPECT TO ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT.

     F. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of any other term shall be in any way affected thereby.

     G. All remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.

     H. In the event of any litigation between the parties hereto with respect to this Agreement, the prevailing party (the party entitled to recover the costs of suit, at such time as all appeals have been exhausted or the time for taking such appeals has expired) shall be entitled to recover reasonable attorneys' fees in addition to such other relief as the court may award.

     I. Except as otherwise provided herein, the rights and obligations of the parties hereto shall survive any termination of this Agreement.

     J. Vendor will comply with all statutes, ordinances, and regulations of all federal, state, county and municipal or local governments, and of any and all of the departments and bureaus thereof, applicable to the carrying on of its business and performance of the Services, including without limitation laws regarding misrepresentation, deceptive business practices and invasion of privacy. Vendor agrees to comply with the Sony Electronics Inc. Ethics Guide for Third Parties attached as Exhibit C.

     K. Sony will comply with all statutes, ordinances, and regulations of all federal, state, county and municipal or local governments, and of any and all of the departments and bureaus thereof, applicable to the carrying on of its business and performance of the Services, including without limitation laws regarding misrepresentation, deceptive business practices and invasion of privacy.

     L. This Agreement constitutes the complete agreement between the parties hereto and supersedes all prior communications and agreements between the parties with respect to the subject matter hereof and may not be modified or otherwise amended except by a further writing executed by both parties hereto, which writing makes specific reference to this Agreement.

     M. The parties will act in good faith, deal fairly, and act in a commercially reasonable manner in connection with the relationship between them.

IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Agreement upon the date first set forth above.

INTEK INFORMATION INC.                        SONY INFORMATION
                                              TECHNOLOGIES OF AMERICA,
                                              A DIVISION OF
                                              SONY ELECTRONICS INC.

By:/S/ PATRICK F. O'NEAL_____________________ By: /S/ HIDEKI KOMIYAMA
       Patrick F. O'Neal                          -------------------
       Managing Director                      Print Name: Hideki Komiyama

                                              Title:  President, ITA
                                                      Sony Electronics, Inc.

                                       12